Exhibit 10.1

AMENDMENT NO. 1 TO THE

UNFUNDED SUPPLEMENTAL BENEFIT PLAN

FOR SALARIED EMPLOYEES

WHEREAS, Vulcan Materials Company (the “Company”) has previously established and currently maintains the Unfunded Supplemental Benefit Plan for Salaried Employees (the “Plan”); and

WHEREAS, the Company has retained the right to amend the Plan under Article 11 by action of its Board of Directors; and

WHEREAS, the Company desires to amend the Plan to reflect the references to the current 401(k) plan, clarify that installment distributions are made over a period of ten (10) years, and freeze the Supplemental Retirement Benefits as of January 1, 2014; and

WHEREAS, the Board of Directors has approved the changes set forth in this Amendment pursuant to Article 11 of the Plan.

NOW, THEREFORE, the Plan is hereby amended in the following respects, effective as of January 1, 2014:

1. Section 2.1(a) shall be revised to read as follows:

(a) "401(k) Plan" means the Vulcan 401(k) Plan (formerly, the Vulcan Materials Company 401(k) and Profit-Sharing Retirement Plan). All references to the 401(k) Plan (including the term "Alternate Profit-Sharing Contribution") shall be effective beginning July 15, 2007.

2. Section 2.1(b) shall be revised to read as follows:

(b) "Alternate Matching Contribution" means, with respect to any Participant, an amount equal to (i) the Matching Contribution that would have been made to the Investment Account (as such term is defined in the 401(k) Plan and previously in the Thrift Plan) of the Participant for a given month were it not for the application of such Limitations, minus (ii) the Matching Contribution made to the Investment Account of such Participant for such month, after application of the Limitations.

3. Section 2.1(n)(iii) shall be revised to read as follows:

(iii) the reduction in the compensation that is taken into account under the 401(k) Plan and the Retirement Plan (and previously under the Thrift Plan) (determined without regard to the Section 401(a)(17) Limit) to the extent that the reduction is attributable to the Participant's election to defer such compensation on a nonqualified basis under Section 5.1 of the Vulcan Materials Company Executive Deferred Compensation Plan, provided that, the Limitation applied in the calculation of Supplemental Retirement Benefits shall be take into account for such deferred compensation only to the extent that such compensation exceeds the Section 401(a)(17) Limit.

4. Section 2.1(n)(iv) shall be added as follows:

(iv) the reduction in the accrual of benefits provided for under the Retirement Plan as necessary to satisfy Code Section 410(b).

5. Section 2.1(o) shall be revised to read as follows:

(o) "Matching Contribution" shall mean the Employer Matching Contributions as defined in the 401(k) Plan (or, as previously applicable, the Thrift Plan).

6. Section 2.1(w) shall be revised to read as follows:

(w) "Section 401(k) Limit" means the dollar limit imposed by Section 401(a)(17) of the Code on the amount of compensation that may be taken into account under the 401(k) Plan and the Retirement Plan (or previously imposed, as applicable, under the Thrift Plan).

7. Section 2.1(aa) shall be revised to read as follows:

(aa) "Thrift Plan" means the Vulcan Materials Company Thrift Plan for Salaried Employees, as the same may be from time to time amended, which plan has been merged with and into the 401(k) Plan.

8. Section 5.2(a) shall be revised to read as follows:

(a) If under the 401(k) Plan (or previously the Thrift Plan, as applicable to the Participant), a Matching Contribution to a Participant is reduced by the application of the Limitations, such Participant shall be entitled to have an Alternative Matching Contribution credited to the Participant's Supplemental Thrift Benefits Account Balance. Such credit shall be made at the same time as the Matching Contribution (as so reduced) is made to the Participant under the 401(k) Plan (or previously the Thrift Plan, as applicable). A Participant's action or inaction during a Plan Year does not affect the amount of the Participant's Alternative Matching Contribution because the Participant may not change his or her deferred election for a Plan Year pursuant to the 401(k) Plan (or previously the Thrift Plan) after the last day of the preceding Plan Year.

9. Section 5.3(a) shall be revised to read as follows:

(a) Each Participant's Supplemental Thrift Benefits Account Balance under the Plan shall be deemed invested, at the Participant's election, in any investment funds that are available for the investment of the Participant's Matching Contributions Account under the 401(k) Plan (or previously the Thrift Plan, as applicable). A Participant shall make an investment election (or change a previous election) in writing in a manner acceptable to the Committee, and the Committee may adopt such rules and procedures for the deemed investment of Participants' Supplemental Thrift Benefits Account Balances as the Committee considers necessary or appropriate. An investment election shall be effective for all amounts subsequently credited to the Participant's Supplemental Thrift Benefits Account Balance until the Participant makes a new investment election. If a Participant has not made an investment election, the Participant's Supplemental Thrift Benefits Account Balance shall be deemed invested and reinvested in the same proportions among such investment funds as is the Matching Contributions Account of the Participant under the 401(k) Plan (or previously the Thrift Plan, as applicable), subject to such restrictions and limitations as the Committee may deem necessary or appropriate.

10. Section 5.5(b) shall be revised to read as follows:

(b) An individual who is a Participant on December 31, 2006, and whose Supplemental Thrift Benefits do not begin to be paid on or before December 31, 2006, may elect a form of payment and a time of payment with respect to the Participant's Supplemental Thrift Benefits Account Balance as described in this paragraph. The participant may elect to receive the Participant's Supplemental Thrift Benefits Account Balance in the form of a single lump-sum payment or annual installments over a period of ten (10) years (with each installment payment equal to the Participant's remaining Supplemental Thrift Benefits Account Balance as of the payment date divided by the number of payments remaining to be made, and this installment option is treated as the entitlement to a single payment for purposes of Treasury Regulation § 1.409A-2(b)(2)(iii)). The Participant may also elect to receive (or begin receiving) such distribution either at the time specified in paragraph (a) or at the later of (i) the time specified in paragraph (a) or (ii) the month of March in a year selected by the Participant. If a Participant is eligible to make an election under this paragraph (b) but fails to do so on or before December 31, 2006, the Participant's Supplemental Thrift Benefits Account Balance shall be distributed at the time and form of payment as described under paragraph (a), subject to the next sentence. A Participant who is eligible to make an election under this paragraph (b) may change the time or form of payment of his or her Supplemental Thrift Benefits Account after December 31, 2006, provided, however, that the change is made at least 12 months before the distribution is scheduled to begin, and the new distribution date is at least five years after the previously scheduled distribution date.

11. Section 6.1 is revised to read as follows:

If a Participant experiences a Termination of Employment Service after reaching his Vesting Date under the Retirement Plan, such Participant shall be entitled to a Supplemental Retirement Benefit equal to (i) the amount of such Participant’s Vested benefit computed under the Retirement Plan, determined as if the Participant commenced benefits under the Retirement Plan on the first day of the month after the Termination of Employment Service (or, if later, the first day of the month after attaining age 55) and in the same form as the Supplemental Retirement Benefit is paid, without regard to the Limitations, reduced by (ii) the amount of such Participant’s Vested benefit computed under the Retirement Plan, determined at the same time and in the same form, after application of the Limitations. If, however, the form of payment for the Participant’s Supplemental Retirement Benefit is not available under the Retirement Plan, the amount of the Supplemental Retirement Benefit shall be determined under the preceding sentence as if the Supplemental Retirement Benefit is paid in a single life annuity, and the resulting benefit is converted actuarially into the form of benefit for the Supplemental Retirement Benefit based on a 7% interest rate and the GAM 83 mortality table (95% male/5% female). Notwithstanding the foregoing, for the purposes of determining the Supplemental Retirement Benefit, the Participant’s Vested benefit shall be determined (i) without regard to additional Benefit Service or Employment Service under the Retirement Plan (as such terms are defined in the Retirement Plan), effective as of January 1, 2014, and (ii) without regard to additional Earnings or Final Average Earnings under the Retirement Plan (as such terms are defined in the Retirement Plan), effective as of January 1, 2016, such that the Supplemental Retirement Benefit shall be frozen in the same manner that benefits are frozen under the Retirement Plan.

12. Section 6.2(b) is revised to read as follows:

If a Participant dies before the Participant’s Supplemental Retirement Benefit begins to be paid, the Participant’s spouse, if any, will receive the Participant’s Supplemental Retirement Benefit as described in this paragraph. Payment will be made to the spouse in the form of a single life annuity beginning in the month after the Participant’s death, except if paid in a lump sum pursuant to Section 6.3(c) (relating to small lump sums). The amount of the payment shall be equal to (i) the amount of the death benefit that the spouse would be entitled to receive under the Retirement Plan, if paid in the form of a single life annuity beginning in the month after the Participant’s death (or, if later, the month after the date the Participant would have attained age 55), without regard to the Limitations, reduced by (ii) the amount of the death benefit that the spouse would be entitled to receive under the Retirement Plan, determined at the same time and in the same form, after application of the Limitations.

13. Section 6.3(a) is revised to read as follows:

Except as otherwise provided in paragraphs (b) (relating to Participant’s elections) and (c) (relating to small lump sum payments), the payment of a Supplemental Retirement Benefit to which a Participant (or, if the Participant dies after payments begin to be made, such Participant’s beneficiary) is entitled under the Plan shall be distributed to the Participant (or beneficiary) in the form of equal, monthly installments over a period of ten years (which installment option is treated as the entitlement to a single payment for purposes of Treasury Regulation § 1.409A-2(b)(2)(iii)). Such distribution shall begin to be paid in the month following the Participant’s Termination of Employment Service (or, if later, in the month after the Participant attains age 55), provided however, that payments that would otherwise be made in the first six months following the Participant’s Termination of Employment Service will instead be made in a lump sum in the seventh month following the Participant’s Termination and shall include interest from the scheduled payment date to the actual payment date at the rate that is used under the Retirement Plan to satisfy Section 417(e) of the Code for a distribution in the month following the Participant’s Termination.

14. Except as otherwise provided in this Amendment, the provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed on the 20th day of December, 2013, effective as set forth herein.

VULCAN MATERIALS COMPANY

By:	/s/ Donald M. James

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